Exhibit 99.1

Leucadia National leads $7 million investment in Avistar
Company Insiders Invest $3 Million of Total to Fund Growth

SAN MATEO, CA – January 7, 2008 – Avistar Communications Corporation (Nasdaq: AVSR), a provider of video-enabled unified communications solutions, announced that it concluded a financing round on January 4, 2008 of $7 million of convertible debt, led by Leucadia National Corporation (NYSE:LUK). Five of Avistar’s seven Directors, including its new CEO and its Chairman, were among the other investors who contributed $3 million of the total. Raising working capital to fund implementation of its new “go-to-market” strategies is a central element of Avistar’s turnaround strategy, as described by the company in a press release dated November 8, 2007.

“Avistar’s management is pleased to begin an association with Leucadia, which shares our confidence in the growth opportunities for our business. We believe the investment by Leucadia and a number of members of the Board and management is a strong validation of our new strategic initiatives, the significant structural changes that are now beginning to gain traction, recognition of the progress made by the new management team in a very short period of time, and the long-term earning potential of our intellectual property and product portfolio,” said Simon Moss, Avistar’s new CEO. “Leucadia’s investment track record, as evidenced by its 33% compounded annual growth rate in share price from 1978-2006, speaks volumes about its ability to identify successful long term investments that others miss. I believe Avistar will benefit greatly from its association with Leucadia and look forward to a successful and robust relationship.”

The notes are convertible into Avistar common stock after the first anniversary, and carry a 4.5% interest rate. The notes purchased by the investors have a conversion price of $.70 and a two year term.  Avistar’s common shares closed at $.38 on Nasdaq’s Capital Market on Friday, January 4, 2008.

“Avistar has had a consistent annual growth rate in revenue and income from our licensing activities of greater than 40% over the last several years, owing to a sizable and highly monetize-able patent portfolio and field-tested product portfolio”, said Robert Habig, Avistar’s CFO.  “We believe we are effectively positioned in terms of business strategy, existing clients demonstrating the value-added benefits and scalability of our products, and our technology portfolio, to address opportunities created by an accelerating unified communications market”.

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About Avistar Communications Corporation

Avistar is working to define the future of unified communications and collaboration by inventing and delivering integrated visual communications software that helps companies of all sizes improve business results. From the desktop, from the laptop and from conference rooms, Avistar delivers enterprise-quality and easy-to-use audio/video conferencing, multi-party videoconferencing, and integrated data sharing anywhere in the world. By integrating visual communications with enterprise application software, Avistar incorporates communications into the daily workflow and seamlessly connects communities of users within and across enterprises.

Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. With more than 15,000 seats sold across 40 countries, Avistar’s global deployments of its unified visual communications desktop software are among the largest in the world. Avistar holds a portfolio of 76 patents for inventions in the primary areas of video and network technology and offers technology and IP licenses to companies in video conferencing, rich-media services, public networking and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA, Radvision Ltd. and Emblaze-VCON.

For more information, visit www.avistar.com.

About Leucadia National Corporation

Leucadia National Corporation is a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management services, gaming entertainment, real estate activities, medical product development and winery operations. The company concentrates on return on investment and cash flow to maximize long-term shareholder value. Leucadia National Corporation (LUK) is publicly traded on the New York Stock Exchange.

Cautionary Note About Forward Looking Statements
Statements made in this press release that are not purely historical, including but not limited to statements regarding Avistar’s association with Leucadia, the future and benefits of this association, growth opportunities for Avistar’s business, Avistar’s strategic initiatives, the impact of structural changes at Avistar, the long-term earning potential of our intellectual property and product portfolio and Avistar’s ability to address opportunities created by an accelerating unified communications market, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as changes in investment focus and priorities at Leucadia, the expense and uncertainty associated with changes to Avistar’s organizational structure and business model, the lengthy sales cycles and volatility associated with Avistar’s sales and licensing activities, challenges associated with achieving market acceptance of video collaboration products in general and Avistar’s products in particular, intense competition in the market for video collaboration and unified communications products from a wide range of providers, and the time, expense and uncertainty associated with the enforcement, licensing or sale of Avistar’s intellectual property rights,.  As a result of these and other factors, Avistar’ expects to experience significant fluctuations in its revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that Avistar’s future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaim any intent or obligation to update these forward-looking statements.

Contact

Ken Lempit
Austin Lawrence Group
+1 203-391-3006
k.lempit@austinlawrence.com